                                                                      Exhibit 99

HOST MARRIOTT CORPORATION TO SPIN OFF
AIRPORT AND TOLLROAD CONCESSIONS BUSINESS

BETHESDA, MD, Aug. 9, 1995 -- Host Marriott Corporation today announced a plan to divide, through a special dividend, its operations into two separate companies.

      One company will include the lodging real estate business and retain the name Host Marriott Corporation. The other company, to be named Host Marriott Services Corporation, will include the food, beverage and retail concessions businesses currently conducted by the Host Marriott Operating Group at airports, on tollroads and at sports and entertainment attractions.

      "Our real estate operations and our food, beverage and retail concessions are two very different businesses, and these two companies have virtually no overlap in their operations," said Richard E. Marriott, chairman of Host Marriott Corporation. "Separating the two companies will have strategic and economic benefits for both, allowing each to reach its full potential. In addition, this action will allow investors to make more focused investment decisions based on the unique attributes of each business."

      Mr. Marriott said that, after the spin-off, Host Marriott Corporation would continue its successful strategy of acquiring full service hotels, which remain available at prices well below replacement cost. "We believe the best opportunity for capital appreciation and return on investment is in the full service segment. The company's Earnings Before Interest Expense, Taxes, Depreciation, Amortization and other non-cash items (EBITDA) from its hotels in the first half of 1995 is up 29% over the same period last year," he said. "With little new full service hotel supply coming on line, and our strategic alliance with Marriott International adding considerable value to the properties we acquire, we see continued strong revenue and cash flow growth."

      Host Marriott Services Corporation will be the nation's leading operator and developer of food, beverage and retail locations at airports, on tollroads and at sports and entertainment attractions.


                                    (more)

      "We are very excited about the prospects for Host Marriott Services Corporation as an independent company," said William W. McCarten, president of the Host Marriott Operating Group. "We have a significant presence in nearly all of the largest airports and tollroads in the United States. That leadership position, along with our experience and expertise, is providing increasing access to attractive opportunities, such as our recent contract award at Schiphol International Airport in Amsterdam."

      "We have a strong platform for future growth, both domestically and internationally. A total focus on the concessions business, together with the continued commitment of the Marriott family, should further strengthen our new company's market position," he said.

      Mr. McCarten, who will be president and chief executive officer of Host Marriott Services Corporation, added, "We've developed new concessions concepts that, coupled with our high levels of service and operational excellence, are creating new levels of customer satisfaction and economic returns."

      The special dividend will provide Host Marriott shareholders with one additional share in Host Marriott Services Corporation for every five shares held in Host Marriott Corporation. Host Marriott Services Corporation will apply for a listing on the New York Stock Exchange, where Host Marriott Corporation is traded.

      The transaction is conditioned upon declaration of the special dividend by Host Marriott Corporation's board of directors and receipt of an affirmative ruling from the Internal Revenue Service that the special dividend will be tax-free to shareholders. Once these conditions are met, the special dividend is expected to be distributed by the end of 1995 or in early 1996.

      Host Marriott Corporation and Host Marriott Services Corporation will be run by separate management teams. The existing management of Host Marriott Corporation will remain in place, while Host Marriott Services Corporation will be led by Mr. McCarten and managed by executives of the current Host Marriott Operating Group.

                                    (more)

    The two companies will have separate boards of directors. Richard E. Marriott will remain chairman of the board of Host Marriott Corporation. William
J. Shaw, executive vice president of Marriott International, Inc. and president of the Marriott Service Group, will serve as chairman of the board of Host Marriott Services Corporation while retaining his positions at Marriott International. Richard E. Marriott and J.W. Marriott, Jr., his brother and the chairman and president of Marriott International, Inc., will serve as directors of both companies.

    Host Marriott Corporation currently owns 100 lodging properties operated primarily under Marriott brand names. On a pro forma basis, if it had been a separate company without the concessions businesses in 1994, it would have had annual revenues of approximately $360 million and EBITDA of approximately $268 million.

     Host Marriott Services Corporation, upon distribution of the special dividend, will have operations at over 70 domestic and international airports, on 14 tollroads (including over 95 travel plazas) and at more than 35 tourist attractions, stadiums and arenas. On a pro forma basis, as a separate company in 1994, Host Marriott Services Corporation would have had annual revenues of approximately $1.1 billion and EBITDA of approximately $108 million. The Company will retain the $405 million of debt currently owed by the Host Marriott Operating Group. That debt consists primarily of $400 million of bonds due 2005, issued earlier this year.

     Latham & Watkins, James D. Wolfensohn Incorporated and American Appraisal Associates are acting as advisors to Host Marriott Corporation on the proposed transaction.


                                      ###